Exhibit 10.2

RELEASE AND CONSULTING AGREEMENT

This Release and Consulting Agreement (this “Agreement”) is entered into this 14th day of October 2021, by and between Bernard Acoca, an individual (“Executive”), and El Pollo Loco Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive was employed by the Company or one of its subsidiaries pursuant to the terms of Executive’s Employment Agreement, dated as of February 15, 2018 (the “Employment Agreement”);

WHEREAS, Executive resigned his positions as Chief Executive Officer and Director of the Company and its subsidiaries on October 11, 2021. Executive’s employment with the Company and its subsidiaries will terminate effective October 15, 2021 (the “Separation Date”), and the Company desires for Executive to continue providing consulting services to the Company following the Separation Date pursuant to the terms set forth in this Agreement; and

WHEREAS, the Company and Executive desire to enter into this Agreement upon the terms set forth herein.

NOW, THEREFORE, in consideration of the covenants undertaken, benefits provided and the releases contained in this Agreement, Executive and the Company hereby agree as follows. Capitalized terms used in this Agreement without definition shall have the same meanings as in the Employment Agreement.

1.Separation of Employment. Executive’s employment with the Company will terminate on the Separation Date. Effective as of the Separation Date, Executive hereby waives any right or claim to reinstatement as an employee of the Company and each of its affiliates. Effective as of the Separation Date, Executive hereby confirms that Executive will not hold any position as an officer, director or employee with the Company and each of its affiliates, and Executive hereby confirms his resignation as an officer and director of the Company and each of its affiliates, and as a fiduciary of any benefit plan of the Company and each of its affiliates, effective as of the Separation Date. Executive hereby acknowledges and agrees that Executive has received all amounts owed for Executive’s regular and usual salary (including, but not limited to, any overtime, bonus, accrued vacation, commissions, or other wages), reimbursement of expenses, sick pay and usual benefits. Pursuant to the Company’s policies, all medical and dental benefits, AD&D, and Life will cease on October 31, 2021. All other benefits, including STD/LTD, will cease on the Separation Date.

2.Consideration. In consideration for entering into and not revoking this Agreement, the Company will pay Executive the gross sum of $173,076.92 (One Hundred Seventy-Three Thousand, Seventy Six Dollars and Ninety Two Cents), less federal and state withholdings, to be paid in bi-weekly installments in accordance with the Company’s standard payroll practices over a period of ninety consecutive days following the Separation Date, (“Separation Pay”). The Company also agrees that, if Executive qualifies for and timely completes all documentation necessary to continue health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay to the insurance carriers when due, the applicable cost of health care insurance coverage for Executive and Executive’s dependents for up to three months of coverage after the Separation Date (the “COBRA Premium”), extending coverage through January 31, 2022. The Company’s obligation to pay the COBRA Premium shall cease immediately if: (i) the Company determines that it cannot pay the COBRA Premium on behalf of Executive without violating applicable law, (ii) Executive or Executive’s eligible dependents cease to be eligible or COBRA coverage, or (iii) Executive obtains subsequent employment through which Executive is eligible to obtain substantially equivalent or better health insurance. Executive shall immediately provide written email notice to the Company’s Vice President of Human Resources at rsetoguchi@elpolloloco.com when Executive becomes eligible for such health insurance prior to January 1, 2022. At the conclusion of the Company’s obligation to pay the COBRA Premiums, Executive and his/her other qualified beneficiaries may continue to purchase COBRA continuation coverage at his/her own expense, subject to applicable law, and the Company shall have no further or additional obligation or liability for continuation of any benefits.

3.Release. Executive, on behalf of Executive, Executive’s descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Releasee, Executive’s separation from Executive’s position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, equity compensation, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability (the “Release”); provided, however, that the foregoing Release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) any equity-based awards previously granted by the Company or its affiliates to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards (and subject to any limited period in which to exercise such awards following such termination of employment); (2) any right to indemnification that Executive may have pursuant to the Bylaws of the Company, its Articles of Incorporation or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) or applicable state law with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to Executive’s service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (3) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical or dental coverage that Executive may have under COBRA (or similar applicable state law); (5) any rights to the benefits provided under this Agreement; or (6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company or its affiliates that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive acknowledges that the Executive later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

4.ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, Executive is waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:

A.In return for this Agreement, Executive will receive consideration beyond that which the Executive was already entitled to receive before entering into this Agreement;

B.Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

C.Executive has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it;

D.Executive was given a copy of this Agreement on October 13, 2021 and informed that he had twenty one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to expiration of such 21-day period, he should execute the Endorsement attached hereto;

E.Executive was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises Executive’s right of revocation, neither the Company nor Executive will have any obligations under this Agreement (including, without limitation, any obligations to pay or provide the cash payment provided for in Section 2 above);

F.Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

5.Consulting Term. Beginning on the Separation Date and continuing for the first 45 days following the Separation Date (the “Consulting Term”), Executive agrees to provide such consulting services to the Company as are reasonably requested by either the Board of Directors or Chief Executive Officer of the Company from time to time; provided that Executive and the Company agree that in no event will the Company require, nor will Executive perform, a level of services during such period that would result in Executive not having a “separation from service” (within the meaning of Section 409A of the Code) from the Company and its affiliates on the Separation Date. During the Consulting Term, Executive agrees to be available to perform consulting services for up to ten (10) hours per week, as requested at the Company’s sole discretion. The consulting services will be performed at such times as are reasonably requested by the Company after reasonable consultation with Executive. Executive acknowledges and agrees that his status at all times during the Consulting Term shall be that of an independent contractor, and that Executive shall have the right to control and determine the method and means of performing the consulting services. Executive hereby waives any rights to be treated as an employee or deemed employee of the Company or any of its affiliates for any purpose during the Consulting Term. Executive and the Company hereby agree that Executive shall not be entitled to any additional remuneration or fees of any kind for performing the consulting services, and that Executive is agreeing to provide the consulting services in consideration for the Company’s agreement to enter into this Agreement.

6.Restrictive Covenants. Following the Separation Date, Executive shall continue to be subject to all of the restrictive covenants set forth in the Employment Agreement, including, but not limited to, Non-Interference/Non-Solicitation.

7.No Transferred Claims. Executive warrants and represents that Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

8.Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic or other electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.

10.Successors. This Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this Agreement by operation of law or otherwise.

11.Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH UNITED STATES FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY UNITED STATES FEDERAL LAW, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN UNITED STATES FEDERAL LAW AND THE LAW OF THE STATE OF CALIFORNIA TO BE APPLIED. IN FURTHERANCE OF THE

FOREGOING, APPLICABLE FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW, THE INTERNAL LAW OF THE STATE OF CALIFORNIA, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

12.Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

13.Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

14.Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

15.Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

16.Withholding. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

17.Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Executive acknowledges and agrees that he has read and understands this Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and he has had ample opportunity to do so.

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury that the foregoing is true and correct.

EXECUTED this 14th day of October 2021.

Bernard Acoca

/s/

El Pollo Loco Holdings, Inc.,
A Delaware corporation

By:	/s/
	Name:	Michael Maselli
	Title:	Board Chairman

ENDORSEMENT

I, Bernard Acoca, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the United States and the State of California that the foregoing is true and correct.

EXECUTED this ____ day of October 2021.

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